Exhibit 8.1

[Letterhead of King & Spalding LLP]

April 19, 2011

Rock-Tenn Company

504 Thrasher Street

Norcross, GA 30071

Re:     Rock-Tenn/Smurfit-Stone Merger

Ladies and Gentlemen:

We have acted as counsel to Rock-Tenn Company, a Georgia corporation (“Parent”), in connection with the Agreement and Plan of Merger, dated as of January 23, 2011 (including the exhibits thereto, the “Merger Agreement”), by and among Parent, Sam Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”), pursuant to which the Company shall be merged with and into Merger Sub with Merger Sub surviving (the “Merger”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” This opinion is being delivered in connection with the filing of the registration statement on Form S-4 filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the proposed Merger pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

We have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) any representations made in the Merger Agreement “to the knowledge of,” or based on the belief of Parent, Merger Sub and the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in the Registration Statement or stated herein, it is our opinion that the discussion set forth in the Registration Statement under the caption “United States Federal Income Tax Consequences of the Merger,” insofar as such discussion summarizes matters of U.S. federal income tax law, is accurate in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the reference to our firm name therein.

Very truly yours,

              /s/    King & Spalding LLP